Exhibit 10.4

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (the "Agreement") is made by and between Fredric J. Tomczyk ("Executive") and TD Ameritrade Holding Corporation (the "Company") (collectively referred to as the "Parties" or individually referred to as a "Party").
RECITALS
WHEREAS, Executive was employed by the Company;

WHEREAS, Executive and the Company entered into an Employment Agreement effective as of October 1, 2013 (the "Employment Agreement");

WHEREAS, Executive separated from employment with the Company effective October 1, 2016 (the "Separation Date"); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive's employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:
COVENANTS
1.Consideration. The Company agrees to pay Executive the consideration set forth in the Employment Agreement.

2.Equity Awards. The Parties agree that for purposes of determining the number of shares of the Company's common stock that Executive is entitled to purchase from the Company, pursuant to the exercise of outstanding equity awards, Executive will be considered to have vested only up to the Separation Date. Executive acknowledges that as of the Separation Date, Executive will have vested in the number of shares subject to Executive's equity awards as set forth in the schedule attached hereto as Appendix A. Except as specified in Section 1.a. above, the exercise of any of Executive's vested and outstanding options, if any, shall continue to be governed by the terms and conditions of the applicable equity plan of the Company and the applicable equity award agreement thereunder.

3.Benefits. Executive's health insurance benefits shall cease on October 31, 2016, subject to Executive's right to continue his health insurance under COBRA. Except as specified in this Section 3 and Section 1.a. above, Executive's participation in all benefits and incidents of employment, including, but not limited to, vesting in equity awards, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

4.Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary (including but not limited to all payments under Section 6(a)(i) of the Employment Agreement), wages, bonuses (including but not limited to all payments under Section 6(a)(ii) of the Employment Agreement), accrued vacation/paid time off (including but not limited to all payments under Section 6(a)(iii) of the Employment Agreement), premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses (including but not limited to all payments under Section 6(a)(v) of the Employment Agreement), commissions, equity awards, vesting, and any and all other benefits and compensation due to Executive (including but not limited to all payments under Section 6(a)(iv) of the Employment Agreement).

5.Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the "Releasees"). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Executive's employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.    any and all claims for attorneys' fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive's right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive's release of claims herein bars Executive from recovering such monetary relief from the Company). Notwithstanding the foregoing, Executive acknowledges that any and all disputed wage claims that are released herein shall be subject to binding arbitration in accordance with Section 16 below, which precludes Executive from filing a claim with the Division of Labor Standards Enforcement. Executive represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 ("ADEA"), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

7.Unknown Claims. Executive acknowledges that he has been advised to consult with legal counsel and that he is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the releasee. Executive, being aware of said principle, agrees to expressly waive any rights he may have to that effect, as well as under any other statute or common law principles of similar effect.

8.No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9.Application for Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company. Executive further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company.

10.Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement and Section 8 of the Employment Agreement, including specifically the nondisclosure of the Company's trade secrets and confidential and proprietary information. Executive's signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

11.No Cooperation. Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

12.Non-solicitation, Non-competition, Non-disparagement and Share Ownership Requirement. During the period of two (2) years following the Separation Date, Executive agrees to comply with the non-solicitation and non-competition requirements set forth in Section 7(b) of the Employment Agreement, the non-disparagement requirements set forth in Section 7(c) of the Employment Agreement, and the Company's common stock ownership requirement set forth in Section 7(d) of the Employment Agreement.

13.Breach. In addition to the rights provided in the "Attorneys' Fees" section below, Executive acknowledges and agrees that any material breach of this Agreement (unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA), or of any provision of the Confidentiality Agreement, except as provided by law, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, including but not limited to the Company's rights under Section 7(b)(iii) of the Employment Agreement.

14.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

15.Costs. The Parties shall each bear their own costs, attorneys' fees, and other fees incurred in connection with the preparation of this Agreement.

16.ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN NEW YORK COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES ("JAMS"), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES ("JAMS RULES"). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH NEW YORK LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL NEW YORK LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH NEW YORK LAW, NEW YORK LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS' FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

17.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive's failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys' fees and costs.

18.Section 409A. Notwithstanding anything in this Agreement to the contrary, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder ("Section 409A") (together, the "Deferred Payments") will be paid or otherwise provided until Executive has a "separation from service" within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until Executive has a "separation from service" within the meaning of Section 409A. Further, and notwithstanding anything to the contrary in this Agreement, if Executive is a "specified employee" within the meaning of Section 409A at the time of Executive's separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive's separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive's separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive's death following Executive's separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive's death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations. The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

19.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20.No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

21.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

22.Attorneys' Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys' fees incurred in connection with such an action.

23.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive's employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive's relationship with the Company including the Employment Agreement (except as specifically set forth in this Agreement), with the exception of the Confidentiality Agreement.

24.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company's Board of Directors.

25.Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard for choice-of-law provisions.

26.Effective Date. Executive understands that this Agreement shall be null and void if not executed by him within twenty one (21) days.  Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the "Effective Date").

27.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

28.Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)    he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)    he is fully aware of the legal and binding effect of this Agreement.

[signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Fredric J. Tomczyk, an individual

Dated: September 22, 2016    /s/ FREDRIC J. TOMCZYK
Fredric J. Tomczyk

TD AMERITRADE HOLDING CORPORATION

Dated: September 22, 2016    By /s/ KAREN GANZLIN
Karen Ganzlin
EVP, Chief Human Resources Officer

APPENDIX A

[SCHEDULE OF EQUITY AWARDS OF EXECUTIVE]

Fred Tomczyk - Equity Schedule
September 15, 2016
________________________________________________________________________________

Income Recognition

2017
Restricted Stock Units

• RSUs will be distributed April 2017 to be 409A compliant
- Federal and state income withholdings will be collected using the AMTD closing price on the
April 2017 distribution date1

Grant Date	Units Granted	Accumulated DEUs	Total Units Outstanding	Current Value ($32)

November 26, 2013	150,601	10,480	161,081	$5,154,592
November 25, 2014	137,273	4,825	142,098	$4,547,136
November 25, 2015	116,788	2,049	118,837	$3,802,784

Total:	404,662	17,354	422,016	$13,504,512
1) Social Security and Medicare taxes were collected on grant date given the retirement eligibility provisions in
Mr. Tomczyk's RSU agreements

At Time of
Exercise
Vested, Unexercised Stock Options

• Income will be recognized at the time of exercise (Income = Exercise Price - Strike Price)
- Taxes will be withheld at time of exercise
• Can choose to: (i) sell exercised shares to cover withholding taxes, (ii) pay withholding taxes in cash and receive the full number of shares exercised

Grant Date	Expiration Date	Units Granted	Strike Price	Current Value[2] ($32)

May 15, 2008	May 15, 2018	1,150,000	$18.21	$15,858,500
November 24, 2009	November 24, 2019	109,769	$19.91	$1,327,107

Total:	-	1,259,769	-	$17,185,607
2) In-the-money valuation shown